[LOGO]  MCP     MINNESOTA CORN PROCESSORS, LLC
                901 NORTH HIGHWAY 59 MARSHALL, MN 56258-2744 PHONE: 507-537-2676
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                              N E W S     R E L E A S E

FOR RELEASE                CONTACT:
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1500 CST 2/20/01           MCP:
                           L. Dan Thompson, (507)537-2676


                            MINNESOTA CORN PROCESSORS
                           ADJUSTS ITS PROFIT ESTIMATE

MARSHALL, MN, FEBRUARY 20, 2001 -Minnesota Corn Processors, LLC (MCP), a corn-wet miller and supplier of food ingredients, starch and ethanol, announced Tuesday that, as the audit draws closer to an end, the earnings for the six months ended December 31, 2000 are projected to be $4.1 million or an equivalent of 2(cent) per member unit. The original estimation prior to the start of the audit was $3 - $4 million. Sales for the six months ended December 31, 2000 will be approximately $294 million.

Members, who are considered to be limited partners in the limited liability company of MCP, will be receiving an IRS Schedule K-1 reflecting the member's share of the limited liability company's taxable income no later than March 15, 2001. Because of book and tax differences primarily due to depreciation expense, MCP's taxable income is estimated to $8 million, or 4(cent) per member unit. This taxable income amount will appear on Line 1 of the Schedule K-1. The estimated 4(cent) per unit is the member's allocation of TAXABLE income and DOES NOT represent a distribution amount.

Members are encouraged to consult their tax advisors immediately as to any impact income recognition may have on their estimated payments, tax return preparation or any other income tax matters. The MCP, LLC federal employer tax identification number is 41-1928467.

Due to the conversion from a cooperative to limited liability company, the cooperative had a three-month fiscal period ended June 30, 2000 in addition to its March 31, 2000 year-end. "Value-added payments for these time periods were distributed at 5.25(cent) per unit in June 2000 and at 2.75(cent) per unit in September 2000. THESE "VALUE-ADDED" PAYMENTS ARE TO BE INCLUDED AS INCOME ON A MEMBERS' 2000 TAX RETURN EVEN THOUGH THE MEMBERS WILL NOT BE RECEIVING A SCHEDULE K-1 OR FORM 1099 WITH REGARD TO THESE "VALUE-ADDED PAYMENTS.

         Minnesota Corn Processors, LLC is a corn-wet miller with refineries in Marshall, MN and Columbus, NE. The Company produces high-quality corn sweeteners and starch products for sale into the beverage and food industries, and owns and operates a nationwide network of 17 corn sweetener distribution terminals. In addition to its position as one of the largest U.S. manufacturers of fuel ethanol, the Company produces starches for sale into the paper and corrugating industries, feed products and road de-icers. The Company, headquartered in Marshall, MN, was founded as a farmer cooperative in 1980 and converted to a 5,400-member limited liability company on July 1, 2000. For more information, visit the Company's web site at www.mcp.net.

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